                                                                      Exhibit 12




                      ____________________________________


                        COMMON STOCK PURCHASE AGREEMENT

                          Dated as of August 31, 1990

                                     Among


                          ASK COMPUTER SYSTEMS, INC.,


                      ELECTRONIC DATA SYSTEMS CORPORATION


                                      and


                            HEWLETT-PACKARD COMPANY

                      ___________________________________

                               TABLE OF CONTENTS


                                                                                                  Page
SECTION 1 - Initial Sale of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
            ----------------------------

         1.1     Sale of Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         1.2     Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         1.3     Delivery   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         1.4     Legend   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

SECTION 2 - Representations and Warranties of the Company   . . . . . . . . . . . . . . . . . .      3

         2.1     Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
         2.2     Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
         2.3     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.4     No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         2.5     Accuracy of Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.6     Financial Statements and Changes   . . . . . . . . . . . . . . . . . . . . . .      7
         2.7     Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
         2.8     Governmental Consent, etc  . . . . . . . . . . . . . . . . . . . . . . . . . .      9
         2.9     Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
         2.10    Amendment to Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . .     10

SECTION 3 - Representations and Warranties of the Purchasers  . . . . . . . . . . . . . . . . .     10

         3.1     Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         3.2     Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
         3.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
         3.4     Government Consents, etc   . . . . . . . . . . . . . . . . . . . . . . . . . .     12
         3.5     Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
         3.6     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

SECTION 4 - Conditions to Obligations of Purchasers   . . . . . . . . . . . . . . . . . . . . .     13

         4.1     Representations and Warranties Correct   . . . . . . . . . . . . . . . . . . .     13
         4.2     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
         4.3     Opinion of Company's Counsel   . . . . . . . . . . . . . . . . . . . . . . . .     13
         4.4     No Order Pending   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
         4.5     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
         4.6     No Law Prohibiting or Restricting Such Sale  . . . . . . . . . . . . . . . . .     14
         4.7     Compliance Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
         4.8     Notification Regarding Contingent Event  . . . . . . . . . . . . . . . . . . .     15

SECTION 5 - Conditions to Obligations of Company  . . . . . . . . . . . . . . . . . . . . . . .     15

         5.1     Representations and Warranties Correct   . . . . . . . . . . . . . . . . . . .     15
         5.2     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
         5.3     No Order Pending   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15





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

         5.4     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
         5.5     No Law prohibiting or Restricting Such Sale  . . . . . . . . . . . . . . . . .     16
         5.6     Compliance Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . .     16

SECTION 6 - Covenants of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16

         6.1     No Objection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
         6.2     Notice of Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
         6.3     Sale of Additional Shares.   . . . . . . . . . . . . . . . . . . . . . . . . .     18
         6.4     Membership on the Board of Directors   . . . . . . . . . . . . . . . . . . . .     18
         6.5     Equity Method Accounting   . . . . . . . . . . . . . . . . . . . . . . . . . .     20
         6.6     Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21

SECTION 7 - Covenants of the Purchasers   . . . . . . . . . . . . . . . . . . . . . . . . . . .     22

         7.1     Limitation on Ownership of Voting Stock  . . . . . . . . . . . . . . . . . . .     23
         7.2     Voting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
         7.3     Voting Trust, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
         7.4     Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
         7.5     Acts in Concert with Others  . . . . . . . . . . . . . . . . . . . . . . . . .     27
         7.6     Restrictions on Transfer of Voting Stock   . . . . . . . . . . . . . . . . . .     27
         7.7     Confidential Information   . . . . . . . . . . . . . . . . . . . . . . . . . .     28
         7.8     Right to Maintain  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
         7.9     Acquisition of Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35

SECTION 8 - Company Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . .     36

         8.1     Right of First Refusal   . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
         8.2     Tender Offer Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
         8.3     Assignment of Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40

SECTION 9 - Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41

         9.1     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
         9.2     Termination of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .     44
         9.4     Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
         9.5     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
         9.6     Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
         9.7     Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
         9.8     Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . . . . . .     47
         9.9     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
         9.10    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48
         9.11    Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
         9.12    Injunctive Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
         9.13    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50
         9.14    Costs and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50
         9.15    No Third Party Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50
         9.16    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50





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
                               TABLE OF CONTENTS
                                  (continued)

                                                                                                  Page
                                                                                                  ----
Exhibits

    A    Registration Rights Agreement
    B    Opinion of Wilson, Sonsini, Goodrich & Rosati
    C    Company Compliance Certificate
    D    Purchaser's Compliance Certificate





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
                        COMMON STOCK PURCHASE AGREEMENT


         THIS COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made as of this 31st day of August, 1990, among ASK Computer Systems, Inc., a Delaware corporation (the "Company"), and Electronic Data Systems Corporation, a Texas corporation ("EDS" or "Purchaser"), and Hewlett-Packard Company, a California corporation ("HP" or "Purchaser") (collectively, the "Purchasers").


                                   SECTION 1

                          Initial Sale of Common Stock

         1.1 Sale of Common Stock. Subject to the terms and conditions hereof, the Company will issue and sell to EDS and HP, and EDS and HP will purchase from the Company, at the Closing as defined below, 3,710,575 shares (the "EDS Shares") and 1,855,288 shares (the "HP Shares"), respectively, of Common Stock, $.01 par value, of the Company (the "Common Stock") for an aggregate of 5,565,863 shares (the "Shares") at a purchase price of $10.78 per share, for a purchase price of $39,999,998.50 for the EDS Shares and a purchase price of $20,000,004.64 for the HP Shares, and an aggregate purchase price of $60,000,003.14; provided, however, that if the notification to be delivered by the Company to the Purchasers pursuant to Section 4.8 states that the Contingent Event will not occur, (i) the Company shall have no obligation to sell to HP, and HP shall have no obligation to purchase, the HP Shares, and
(ii) the Company shall have the obligation to sell to EDS, and EDS shall have the right (but not the obligation) to purchase, up to one-half of the EDS Shares, which right must be exercised (if at all) by written notice to the Company within sixty (60) days following the Company's notification with respect to the Contingent Event. In the event EDS provides such notice of exercise, the sale and purchase of shares contemplated thereby shall take place no later than five (5) days following delivery of such notice. For purposes of this Agreement, "EDS Shares" shall mean the number of shares of Common Stock actually purchased by EDS under this Section 1.1.

         1.2 Closing Date. The closing of the purchase and sale of the Shares (the "Closing") shall be held at the law offices of Wilson, Sonsini, Goodrich & Rosati, P.C., Two Palo Alto Square, Suite 900, Palo Alto, California at 10:00 a.m. on the third business day following expiration or early termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and satisfaction of all closing conditions set forth in Sections 4 and 5 hereof or at such other time and place upon which the Company and the Purchasers shall mutually agree (the date of the Closing is hereinafter referred to as the "Closing Date").

         1.3 Delivery. At the Closing, the Company will deliver to each of the Purchasers a certificate or certificates representing that portion of the Shares purchased by such Purchasers, against payment of the purchase price therefor, by wire transfer in same day funds.

         1.4 Legend. The certificate or certificates for the Shares shall be subject to a legend restricting transfer under the Securi-ties Act of 1933, as amended (the "Securities Act"), and referring to restrictions on transfer and rights of first refusal herein, such legend to be substantially as follows:

                 "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. Such shares may not be sold or transferred in the absence of such registration or an opinion of counsel satisfactory to the Company as to the availability of an exemption from registration.

                 "The shares represented by this certificate are subject to restrictions on transfer, including any sale, pledge or other hypothecation, and rights of first refusal set forth in an agreement dated as of August 31, 1990 among the Company and the other parties identified therein, a copy of which agreement may be obtained at no cost by written request made by the holder of record of this certificate to the secretary of the Company at the Company's principal executive offices."


                                   SECTION 2

                 Representations and Warranties of the Company.

         The Company hereby represents and warrants to each of the Purchasers as follows:

         2.1 Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Company. The Company has furnished to the Purchasers true and correct copies of its Certificate of Incorporation and By-laws, as amended, and will furnish upon request to the Purchasers true and correct copies of any amendments thereto through the term of this Agreement.

         2.2 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $.01 par value, of which at August 23, 1990, 13,274,107 shares were issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. As of August 23, 1990, the Company has reserved a total of 3,152,537 shares of its Common Stock for issuance under its 1982 Incentive Stock Option Plan, of which 2,868,139 shares are reserved for issuance upon exercise of outstanding options; a total of 149,400 shares for issuance under its 1986 Director Option Plan, of which 68,600 shares are reserved for issuance upon exercise of outstanding options; a total of 250,000 shares for issuance under its 1990 Employee Stock Purchase Plan; and a total of 6,314 shares for issuance under its 1981 Deferred Compensation Plan for Directors. On August 14, 1990, the Company entered into a Common Shares Rights Agreement (the "Rights Agreement") with The First National Bank of Boston, and has announced the distribution of rights under the Rights Agreement to all stockholders of record as of August 31, 1990. Except as provided or described in this Agreement, there are no other options, warrants, conversion privileges or other contractual rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company's capital stock or other securities.

         2.3 Authorization. The Company has all corporate right, power and authority to enter into this Agreement and the Registration Rights Agreement set forth in Exhibit A hereto and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company, its directors and stockholders (other than stockholder approval, if required, under the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for the issuance of the Shares where the only effect of the failure to obtain stockholder approval is a loss of status of the Voting Stock as a National Market System-designated security) necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of the Company's obligations hereunder and under the Registration Rights Agreement has been taken. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to Section 4 of the Registration Rights Agreement. Upon their issuance and delivery pursuant to this Agreement, the Shares will be validly issued, fully paid and nonassessable. The issuance and sale of the Shares will not give rise to any preemp-tive rights or rights of first refusal on behalf of any person in existence either on the date hereof or immediately prior to the Closing.

         2.4 No Conflict. Subject to compliance with the HSR Act, and except for the failure to obtain stockholder approval, if required, of the issuance of the Shares in accordance with the policies of the NASD, the execution and delivery of this Agreement and the Registration Rights Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Certificate of Incorporation or By-laws of the Company or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets, the effect of which would have a material adverse effect on the Company or materially impair or restrict its power to perform its obligations as contemplated hereby or thereby.

         2.5 Accuracy of Reports. All reports (the "SEC Reports") required to be filed by the Company during the period from June 30, 1989 to the date of this Agreement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), copies of which have been furnished to the Purchasers, have been duly filed, were in substantial compliance with the requirements of their respective forms, were complete and correct in all material respects as of the dates at which the information was furnished, and none contained (as of such dates) any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances in which made, not misleading.

         2.6 Financial Statements and Changes. The Company has delivered to the Purchasers consolidated balance sheets as of June 30, 1989 and 1990 and the related statements of operations, stockholders' equity and changes in financial position and notes thereto for the fiscal years ended on June 30, 1988, 1989 and 1990, all of which are accompanied by the related audit opinion of the Company's independent certified public accountants, Ernst & Young (or its predecessor) (collectively, the "Financial Statements"). The Financial Statements, with the notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the fiscal years covered by such statements (except as may be stated in the notes to such statements or the related report of independent accountants) and present fairly the Company's financial condition and results of operations and changes in financial position as of the dates and for the fiscal years indicated. Except as otherwise disclosed herein, in the Financial Statements or in the SEC Reports, since June 30, 1990, there has not been:

                 (a) any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the

Financial Statements except changes in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse;

                 (b) any change, except in the ordinary course of business, in the contingent obligations of the Company, whether by way of guaranty, endorsement, indemnity, warranty or otherwise;

                 (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

                 (d) any declaration or payment of any dividend (other than the rights distribution described in Section 2.2 hereof) or other distribution of the assets of the Company;

                 (e)      any labor organization activity; or

                 (f) to the best of the Company's knowledge, any other event or condition of any character which has materially and adversely affected the Company's assets, liabilities, financial condition or operations.

         2.7 Registration Rights. Except as set forth in this Agreement or the Registration Rights Agreement, and except for the continuing practice of the Company to register its employee stock plans on Form S-8, the Company is not under any obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

         2.8 Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, except the filing of such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act and the expiration of any waiting periods thereunder and such filings as may be required to be made with the Securities and Exchange Commission ("SEC") and the NASD and filings, if any, to be made in compliance with applicable blue sky requirements.

         2.9 Disclosure. No representation or warranty of the Company contained in this Agreement or the exhibits attached hereto (when read together and taken as a whole) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         2.10 Amendment to Rights Agreement. All action required under the Rights Agreement to amend the Rights Agreement has been taken (or will have been taken prior to the Closing) so that the issuance of the Shares shall not cause either of the Purchasers to become an "Acquiring Person" or cause a "Shares Acquisition Date", "Distribution Date" or "Triggering Event" to occur (each as defined in the Rights Agreement).

                                  SECTION 3

               Representations and Warranties of the Purchasers

         Each of the Purchasers hereby represents and warrants to the Company, as to itself alone and not jointly with the other Purchaser, as follows:

         3.1 Investment. The Purchaser will acquire the Shares and any other shares purchased from the Company pursuant to this Agreement for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Purchaser understands that the Shares and any other shares purchased by it from the Company pursuant to this Agreement have not been, and will not be, registered (unless sold in connection with a public offering by the Company) under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent and the accuracy of the Purchaser's representations as expressed herein.

         3.2 Organization. The Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

         3.3 Authority. The Purchaser has all corporate right, power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to Section 4 of the Registration Rights Agreement. Subject to compliance with the HSR Act and such filings as may be required to be made with the SEC and any exchange or quotation system on which the Purchaser's securities are listed or designated, the execution and delivery of this Agreement and the Registration Rights Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of any obligation under any provision of the Certificate or Articles of Incorporation or By-laws of the Purchaser or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser.

         3.4 Government Consents, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated hereby, except the filing of such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act and the expiration of any waiting periods thereunder and such filings as may be required to be made with the SEC and any exchange or quotation system on which the Purchaser's securities are listed or principally traded.

         3.5 Investigation. The Purchaser has had a reasonable opportunity to discuss the Company's business, management and financial affairs with the Company's management and the Purchaser has received satisfactory responses from management of the Company to the Purchaser's inquiries.

         3.6 Financing. The Purchaser has the funds, or has written commitments from responsible financial institutions, to provide the Company with the funds necessary to consummate the transactions to occur at the Closing.


                                   SECTION 4

                    Conditions to Obligations of Purchasers

         The obligation of each Purchaser to purchase its portion of the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any or all of which may be waived at the option of such Purchaser:

         4.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

         4.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

         4.3 Opinion of Company's Counsel. Each of the Purchasers shall have received from Wilson, Sonsini, Goodrich & Rosati, P.C., counsel to the Company, an opinion addressed to it, dated the Closing Date, in substantially the form of Exhibit B.

         4.4 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

         4.5 HSR Act. The Purchasers and the Company shall have filed such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act and the applicable waiting periods under such HSR Act shall have expired without notice from such governmental agencies that additional inquiries are being made.

         4.6 No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Shares (except as otherwise provided in this Agreement).

         4.7 Compliance Certificate. The Company shall have delivered to each of the Purchasers a certificate in the form of Exhibit C hereto, executed on behalf of the Company by the Chief Executive Officer of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2.

         4.8 Notification Regarding Contingent Event. The Company shall have provided written notice to each of the Purchasers stating that the Contingent Event either will or will not occur.


                                   SECTION 5

                      Conditions to Obligations of Company

         The Company's obligation to sell and issue the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any or all of which may be waived at the option of the Company:

         5.1 Representations and Warranties Correct. The representations and warranties made by the Purchasers in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

         5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

         5.3 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

         5.4 HSR Act. The Purchasers and the Company shall have filed such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act and the applicable waiting periods under such HSR Act shall have expired without notice from such governmental agencies that additional inquiries are being made.

         5.5 No Law prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Shares (except as otherwise provided in this Agreement).

         5.6 Compliance Certificate. Each of the Purchasers shall have delivered to the Company a certificate in the form of Exhibit D hereto, executed on behalf of each of the Purchasers by a Vice President of such Purchaser, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Section 5.1 and 5.2 of this Agreement.


                                   SECTION 6

                            Covenants of the Company

         Until the termination of this Agreement in accordance with Section 9.2 hereof or the particular covenant, as the case may be:

         6.1 No Objection. In the case of either Purchaser, provided the Purchaser is in compliance with and has performed all covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser, the Company shall not interpose any objection or take any legal action as a plaintiff in connection with the acquisition by the Purchaser of such number of shares of Common Stock as is permitted to be owned by the Purchaser pursuant to this Agreement.

         6.2     Notice of Acquisition.

                 (a) The Company shall give the Purchasers prompt notice of the receipt by the Company of (i) any written notice from any person or group couched in such terms as to put the Company reasonably on notice of the likelihood that such person or group has acquired or is proposing to acquire any shares of Voting Stock which results in, or, if successful, would result in, such person or group owning or having the right to acquire more than 5% of the Total Voting Power of the Company, (ii) any notice under the HSR Act, and
(iii) any statement on Schedule 13D or Schedule 14D-1 (or any successor schedule or form to such schedules) under the Exchange Act.

                 (b) In the event the Company should engage or propose to engage in any significant discussions of any proposed offer from any person relating to any merger, consolidation or acquisition involving the sale or transfer of all or substantially all of the assets of, or any substantial equity interest in, the Company, the Company will advise the Purchaser of such discussions at the earliest opportunity, but only to the extent the giving of such advice, in the opinion of legal counsel to the Company, is not inconsistent with the fiduciary obligations of the Company's Board of Directors.

         6.3 Sale of Additional Shares. The Company shall take such action as is reasonably necessary, subject to compliance with applicable law, to issue and sell to the Purchasers any additional shares which the Purchasers shall be entitled to purchase from the Company pursuant to this Agreement.

         6.4     Membership on the Board of Directors.

                 (a) Upon the Closing of the transactions contemplated hereby, the Company shall permit each of the Purchasers, upon its request, to have an observer designated by the Purchaser, reasonably satisfactory to the Company, present at all meetings of the Company's Board of Directors, including any meetings of any committee designated by the Board. The Company's obligation to so permit an observer designated by a Purchaser shall terminate if such Purchaser's percentage interest in the Total Voting Power of the Company, after adjustment for the exercise, or failure to exercise, of the right to maintain by such Purchaser pursuant to Section 7.8 below (except in the event of a delaying notice pursuant to Section 7.8(e)), is less than 5% (even if such Purchaser's percentage interest should subsequently increase for any reason to 5% or more). A Purchaser may not exercise its right to representation on the Company's Board of Directors under paragraph (b) below for so long as the Purchaser shall have designated an observer as permitted herein.

                 (b) Upon the Closing of the transactions contemplated hereby, the Company shall cause to be appointed to the Company's Board of Directors, upon the request of a Purchaser, any person designated by such Purchaser and approved by the Company, which approval shall not unreasonably be withheld. Any such person shall serve until his successor has been duly elected and qualified. Thereafter, the Company shall include in the slate of nominees recommended by the Company's Board of Directors or management to stockholders for election as directors at each annual meeting of stockholders of the Company any person designated pursuant to this paragraph, or such substitute as may be designated by a Purchaser and who is reasonably acceptable to the Company, and the Company shall use its best efforts to cause the shares for which the Company's management or directors hold proxies or are otherwise entitled to vote to be voted in favor of the election of such designee to the extent necessary to ensure his election assuming that all Voting Stock beneficially owned by the Purchaser is voted for such designee. In the event that any such designee shall cease to serve as a director for any reason, the Company shall use its best efforts to fill such vacancy by a designee of the Purchaser reasonably acceptable to the Company. The Company shall not unreasonably withhold its acceptance of any such designee. Notwithstanding the foregoing, the Company's obligation under this paragraph shall terminate as to a Purchaser if the percentage interest of such Purchaser in the Total Voting Power of the Company, after adjustment for the exercise, or failure to exercise, of the right to maintain by such Purchaser pursuant to Section 7.8 below (except in the event of a delaying notice pursuant to Section 7.8(e)) is less than 8% (even if such Purchaser's percentage interest should subsequently increase for any reason to 8% or more). A Purchaser may not exercise its right to have an observer attend meetings of the Company's Board of Directors under paragraph (a) above for so long as the Purchaser shall have exercised the right to Board representation as permitted herein.

                 (c) Any designee of a Purchaser, whether acting as an observer or as a director on the Board of Directors, shall be entitled to except himself from all discussions and deliberations of the Board of Directors of the Company (or any committee constituted by the Board) concerning competitors of the Purchaser or relationships between the Company and either of the Purchasers. Upon notice to a Purchaser's designee, the Company may refrain from sending or providing to the Purchaser, or the Purchaser may refuse to receive, any information otherwise disseminated to the directors of the Company concerning competitors of the Purchaser or relationships between the Company and either of the Purchasers. The Company shall not be obligated to compensate a designee-director of a Purchaser on the same terms as other outside directors (except for any designee-director of the other Purchaser) but shall provide all rights and benefits of indemnity to such designee-director as are provided such other directors.

         6.5 Equity Method Accounting. If either of the Purchasers desires at some date after the Closing to account for its investment in the Company pursuant to the equity method, the Company shall furnish to such Purchaser all information that is required by generally accepted accounting principles to enable such Purchaser so to account, to the extent reasonably available to the Company. To the extent requested by such Purchaser, the Company shall provide information, to the extent reasonably available, regarding the Company to, and otherwise cooperate with, such Purchaser so as to enable such Purchaser to prepare financial statements in accordance with generally accepted accounting principles and to comply with its reporting requirements under applicable United States securities laws and regulations.

         6.6 Registration Rights. The Company will comply with the provisions regarding registration rights contained in the Registration Rights Agreement attached as Exhibit A hereto.

         6.7 HP Marketing Agreement. On or before the execution date hereof, the Company will have entered in to a marketing agreement with HP on terms mutually acceptable to the Company and HP.

         6.8 EDS Agreements. On or before the execution date hereof, "the Company shall have executed and delivered to EDS an amendment to that certain Software License and Services Agreement dated March 29, 1990 between the Company and EDS on terms mutually acceptable to the Company and EDS, which amendment will include agreements regarding EDS' designation by the Company as a preferred systems integrator of Company software products. In addition, the Company and EDS agree to continue negotiating in good faith and expeditiously the terms of a facilities management contract as contemplated by that certain letter of intent dated August 8, 1990 between the Company and EDS, it being understood that such contract will be executed by October 15, 1990.

         6.9     Inspection Rights.

                 (a) Between the date hereof and the Closing, upon the request of a Purchaser, the Company shall permit the Purchaser and any of its authorized agents, at the Purchaser's expense, to visit and inspect any of the properties of the Company, to examine its books of account and records relating to the business and affairs of the Company, and to discuss the affairs, finances and accounts with the Company's officers and other principal executives, all at such reasonable times as may be reasonably requested.

                 (b) Until the termination of this Agreement in accordance with Section 9.2 hereof, the Company shall furnish to each of the Purchasers, promptly upon filing thereof with the SEC, copies of all reports and documents required to be filed by the Company with the SEC (other than preliminary material) under the Securities Act and Exchange Act and the rules and regulations thereunder.


                                   SECTION 7

                          Covenants of the Purchasers

         Until the termination of this Agreement in accordance with Section 9.2 hereof:

         7.1 Limitation on Ownership of Voting Stock. Neither of the Purchasers shall (and neither Purchaser shall permit any of its subsidiaries to) acquire, directly or indirectly, beneficial ownership of any Voting Stock, any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except, in any case, as provided herein or by way of stock dividends or other distributions or offerings made available to holders of any Voting Stock generally) or authorize or make a tender, exchange or other offer, without the written consent of the Company, if the effect of such acquisition or offer would be to increase the Voting Power of all Voting Stock then owned by such Purchaser or which it has a right to acquire to more than the percentage of the Total Voting Power of the Company which such Purchaser is entitled to hold at such time as provided in this Section 7.1:

                 (a) EDS and HP shall be entitled to hold Voting Stock up to, and not to exceed except as permitted by this Agreement, 22% and 11%, respectively, of the Total Voting Power of the Company. Subject to such limitation, shares of Voting Stock not acquired by a Purchaser from the Company under Section 7.8 may be acquired by such Purchaser in the open market or from third parties.

                 (b) Either of the Purchasers may acquire Voting Stock without regard to the limitations in this Section 7.1 if a tender offer is made (as evidenced by the filing with the SEC of a Schedule 14D-1 (or any successor schedule or form promulgated or adopted for such purpose by the SEC) and the actual dissemination of tender offer materials to security holders) by another person or group to purchase or exchange for cash or other consideration any Voting Stock which, if successful, would result in such person or group owning or having the right to acquire shares of Voting Stock with aggregate Voting Power of at least 40% of the Total Voting Power of the Company then in effect; provided, however, that this provision shall not be effective until such time as the Purchaser in the exercise of the reasonable judgment of its Board of Directors, after consultation with its investment bankers and those of the Company (who shall make themselves promptly available) shall reasonably conclude that such tender offeror can finance such tender offer. If an offer or proposed acquisition is made by any person or group which pursuant to this Section 7.1(b) releases a Purchaser from the limitations set forth herein, which offer or proposed acquisition subsequently expires, is enjoined or terminated prior to any purchases thereunder or is otherwise withdrawn, then the limitations of this
Section 7.1(b) shall be reimposed, except that the Purchaser shall not be obligated to dispose of any Voting Stock acquired of record or beneficially during the pendency of such offer or proposed acquisition.

                 (c) Either of the Purchasers may acquire Voting Stock (or rights to acquire Voting Stock) without regard to the limitations in this
Section 7.1 if it is publicly disclosed or such Purchaser otherwise learns that another person or group has acquired any Voting Stock (or rights to acquire Voting Stock), without the affirmative support of the Company's Board of Direc-tors, which results in such person or group owning or having the right to acquire Voting Stock with Total Voting Power of not less than 20%; provided, however, that the Purchasers shall have no rights under this paragraph if the person acquiring Voting Stock (or rights to acquire Voting Stock) is the Affiliate.

                 (d) No Purchaser will be obligated to dispose of any shares of Voting Stock if the aggregate percentage ownership of such Purchaser in the Total Voting Power of the Company is increased as a result of a recapitalization of the Company or a repurchase of securities by the Company or any other action taken by the Company or its affiliates, but the Purchasers shall not acquire any additional Voting Stock unless such acquisition would otherwise be permitted under this Agreement. If, after either or both of the Purchasers have acquired Voting Stock in response to the acquisition of Voting Stock by another person or group, as permitted by this Section 7.1, then such Purchasers shall not be obligated to dispose of any shares of Voting Stock if the aggregate percentage ownership of such third party or group is thereafter reduced.

         7.2 Voting. Each Purchaser shall take such action as may be required so that all shares of Voting Stock owned by the Purchasers are voted for nominees to the Board of Directors of the Company in accordance with the recommendation of the Board of Directors consistent with the provisions of
Section 6.4. Unless the Company otherwise consents in writing, each Purchaser shall take such action as may be required so that all shares of Voting Stock owned by the Purchaser are voted in accordance with the recommendations of the Board of Directors on all other matters to be voted on by holders of Voting Stock in not less than the same proportion as the votes cast by the other holders of Voting Stock (other than the other Purchasers) with respect to such matters; provided, however, that Voting Stock owned by a Purchaser may be voted as the Purchaser determines in its sole discretion on any Significant Event (as defined in Section 9.1 below) presented to be voted on by the holders of Voting Stock. Each Purchaser, as the holder of shares of Voting Stock, shall be present, in person or by proxy, at all meetings of stockholders of the Company so that all shares of Voting Stock beneficially owned by the Purchasers may be counted for the purposes of determining the presence of a quorum at such meetings.

         7.3 Voting Trust, etc. No Purchaser shall deposit any shares of Voting Stock in a voting trust or, except as otherwise provided herein, subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock.

         7.4 Solicitation of Proxies. Without the Company's prior written consent, no Purchaser shall solicit proxies with respect to any Voting Stock, or become a "participant" in any "election contest" (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act relating to the election of directors of the Company); provided, however, that a Purchaser shall not be deemed to be a "participant" by reason of the exercise of any right permitted by Section 6.4.

         7.5 Acts in Concert with Others. No Purchaser shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third person, for the purpose of acquiring, holding, or disposing of Voting Stock.

         7.6 Restrictions on Transfer of Voting Stock. No Purchaser shall, directly or indirectly, sell or transfer any Voting Stock except (i) to the Company or any person or group approved by the Company; or (ii) to any subsidiary of the Purchaser, all of the Voting Stock of which is owned by the Purchaser (a "Wholly Owned Subsidiary"); or (iii) pursuant to a bona fide public offering (which shall be structured to distribute such shares or rights through an underwriter or otherwise in such a manner, to the best ability of the Purchaser or Purchasers, as will not result in a sale or sales, by either or both of the Purchasers, of beneficial ownership of Voting Stock with aggregate Voting Power of 5% or more of the Total Voting Power of the Company then in effect being transferred to a single person or group) registered under the Securities Act of either Voting Stock or securities exchangeable or exercisable for Voting Stock or pursuant to a rights offering or a dividend or other ratable distribution to shareholders of the Purchaser; or (iv) pursuant to Rule 144 under the Securities Act (but only to the extent the sale or transfer of Voting Stock at any time is in compliance with the volume limitations under paragraph (e) thereunder); or (v) subject to the Company's right of first refusal as set forth in Section 8.1 hereof, in transactions not otherwise described herein so long as such transactions do not, directly or indirectly, result, to the best knowledge of the Purchaser, after reasonable inquiry, in any single person or group owning or having the right to acquire Voting Stock with aggregate Voting Power of 5% or more of the Total Voting Power of the Company then in effect; or (vi) in response to (1) an offer to purchase or exchange for cash or other consideration any Voting Stock (a) which is made by or on behalf of the Company or (b) which is made by another person or group and is not opposed by the Board of Directors of the Company within the time such Board is required, pursuant to regulations under the Exchange Act, to advise the Company's stockholders of such Board's position on such offer, or (2) subject to the Company's right of first refusal as set forth in Section 8.2, any other offer made by another person or group to purchase or exchange for cash or other consideration any Voting Stock which, if successful, would result in such person or group owning or having the right to acquire Voting Stock with aggregate Voting Power of more than 40% of the Total Voting Power of the Company then in effect.

         7.7 Confidential Information. The Company may from time to time pursuant to this Agreement (including pursuant to Section 6.4 hereof) disclose to a Purchaser certain strategic, technical, financial or other information which the Company deems to be confidential. The Purchaser agrees that all such confidential information will be kept confidential unless such information (i) is already lawfully in the Purchaser's possession, (ii) becomes generally available to the public other than as a result of a disclosure by the Purchaser or any of its directors, officers, employees, agents or advisors, (iii) becomes available to the Purchaser on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known to the Purchaser to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party, (iv) is required to be disclosed by the Purchaser by operation of law, (v) is disclosed by the Purchaser with the Company's prior written approval, or (vi) has been held by the Purchaser for not less than three (3) years from the date of receipt, provided, that the confidentiality of confidential information furnished to an individual designated by the Purchaser as an observer or director on the Company's Board of Directors (and not additionally furnished to other representatives of the Purchaser) shall not lapse by virtue of this clause. Notwithstanding anything to the contrary, the Purchaser may disclose such confidential information to its directors, officers, employees, agents or advisors so long as it takes appropriate measures to protect the confidentiality thereof, which measures shall include at least the same degree of care that the Purchaser uses to protect its own confidential information of a similar nature. In the event that a Purchaser or any of its representatives is requested or required to disclose any of the confidential information referred to above, the Purchaser will provide the Company with prompt notice of such request or requirement so that the Company may seek a protective order or waive the Purchaser's compliance with this
Section 7.7, as
appropriate. Each Purchaser further acknowledges and understands that any information so obtained which may be considered "insider" non-public information will not be utilized by the Purchaser in connection with purchases and/or sales of the Company's securities except in compliance with applicable state and federal securities laws.

         7.8     Right to Maintain.

                 (a) If the percentage interest of a Purchaser in the Total Voting Power of the Company is at or less than the Standstill Limit and is reduced as a result of an issuance by the Company of any Voting Stock (including any issuance following conversion of any security convertible into or exchangeable for Voting Stock or upon exercise of any option, warrant or other right to acquire any Voting Stock), the Purchaser shall have the right to purchase from the Company for cash upon the terms set forth in this Section 7.8 that number of shares of Voting Stock which, if purchased by the Purchaser, would result in the Purchaser's retaining the percentage interest in the Total Voting Power of the Company held by the Purchaser immediately prior to such reduction of the Purchaser's interest.

                 (b) The purchase price per share at which the Purchaser shall be entitled to purchase Voting Stock under this Section 7.8 shall be determined as follows:

                          (i)     If the event giving rise to the Purchaser's
rights is one or more issuances of Voting Stock (including any issuance resulting from the conversion or exercise of any security or other right to acquire Voting Stock) pursuant to the Company's present or future stock option, stock purchase or other stock plans for the benefit of employees, directors, consultants or others, the price shall be the Average Market Price per share of Voting Stock determined as of the date of the issuance and sale of such Voting Stock.

                          (ii)    If the event giving rise to the Purchaser's
rights is a sale or issuance of Voting Stock for cash or property, including without limitation, for securities or assets or by way of merger in connection with the acquisition of another company, and is not treated under paragraph 7.8(b)(i) above, the price shall be the price per share specified in the agreement relating to such issuance or, if no such price is specified, the Average Market Price per share of Voting Stock determined as of the date of issuance and sale of such Voting Stock;

                          (iii)   If the event giving rise to the Purchaser's
right is an issuance of Common Stock upon conversion of any security convertible into or exchangeable for Common Stock or upon exercise of any option, warrant or right to acquire any Common Stock, and is not treated under paragraph 7.8(b)(i) or (ii) above, the price shall be the Average Market Price per share of Common Stock determined as of the date of such conversion or exercise.

                          (iv)    If the event giving rise to the Purchaser's
rights is an underwritten public offering or an institutional private placement, the price shall be the price per share at which the Voting Stock was sold by the Company.

                          (v)     In all other cases, the price shall be the
Average Market Price per share of Voting Stock determined as of the date of the issuance and sale of such Voting Stock.

                 (c) The Company shall notify the Purchaser by written, dated notice not later than ten (10) business days after an issuance giving rise to the Purchaser's rights under this Section 7.8 and, if such offer is accepted in writing within thirty (30) days of such offer (except as provided in the next sentence), effect the sale of the securities to the Purchaser in accordance with this paragraph. If the event giving rise to the Purchaser's rights is an underwritten public offering or an institutional private placement of securities by the Company, and if the Company gives the Purchaser notice of such offering at least fifteen (15) days in advance of the effective date of the offering, then unless the Purchaser notifies the Company of its irrevocable acceptance of such offer within the first ten (10) days of such 15-day period (for the purpose of permitting the Company to disclose the fact of the Purchaser's intention in the prospectus relating to such underwritten public offering or institutional private placement), the Company shall be under no obligation to sell securities to the Purchaser under this Section 7.8 as a result of such underwritten public offering or institutional private placement.

                 (d) The purchase and sale of any shares of Voting Stock pursuant to any offer made under this Section 7.8 that is accepted by the Purchaser shall take place at 10:00 a.m. on the third business day following the expiration or early termination of all waiting periods imposed on such purchase and sale by the HSR Act and the receipt of all other applicable regulatory approvals, or, if no waiting period is imposed on such purchase and sale by the HSR Act, on the third business day following the Purchaser's acceptance of such offer and compliance with applicable laws and regulations, at the offices of the Company located at the address set forth in this Agreement, or at such other time and place as the Company and the Purchaser may agree. The purchase price shall be payable by wire transfer in same day funds. The Company and the Purchaser shall comply with all federal and state laws and regulations and requirements of the NASD (subject to the right of the Company to elect to decline to comply with any applicable stockholder approval requirement if the only effect thereof is a loss of status of the Voting Stock as a National Market System-designated security), or any securities exchange on which the Company's securities may then be listed, applicable to any purchase and sale of shares of Voting Stock under this Section 7.8.

                 (e) Notwithstanding the foregoing, if any issuance of securities requiring the Company to make an offer of Voting Stock to a Purchaser under this Section 7.8 shall be for a number of securities representing less than 2% of the Total Voting Power of the Company immediately following such issuance, the Company shall have the right to delay giving the notice otherwise required by Section 7.8(c) until the earlier of (i) the next issuance which, together with all issuances after which notice was delayed pursuant to this sentence, shall represent an aggregate of 2% or more of the

Total Voting Power of the Company then in effect or (ii) the 45th calendar day preceding the last day of the Company's fiscal year for accounting purposes, and, thereupon, the Company shall give such notice with respect to all shares of Voting Stock which it shall be obligated to offer to sell to the Purchaser at the price determined in Section 7.8(b) hereof and which shall not have been the subject of a previous notice pursuant to Section 7.8(c); provided, however, that the Purchaser shall have the right to request the purchase of all shares of Voting Stock which the Purchaser has a right to acquire under this Section
7.8 at any time (a) if a bona fide tender or exchange offer is made by another person or group to purchase or exchange for cash or other consideration any Voting Stock from the Company's stockholders generally, or (b) upon the Company's publication or setting of a record date of its stockholders; and, in either such event and upon the receipt of such request, the Company shall use its reasonable efforts to issue all such shares to the Purchaser pursuant to the provisions of this Section 7.8.

                 (f) If a Purchaser sells any Voting Stock, or fails to exercise its right to acquire additional Voting Stock as permitted in this
Section 7.8 within the time period prescribed, the percentage ownership in the Total Voting Power of the Company which such Purchaser is then entitled to maintain under this Section 7.8 shall be reduced to the Purchaser's percentage ownership that results immediately following such sale or failure to exercise.

                 (g)      The Purchaser shall forfeit all rights under this
Section 7.8 if at any time the Purchaser's Voting Stock represents less than five percent (5%) (inclusive of the shares the Purchaser is entitled to purchase under an outstanding offer pursuant to this Section 7.8) of the Total Voting Power the Company (even if such Purchaser's percentage interest should subsequently increase for any reason to 5% or more).

         7.9 Acquisition of Stock. Each Purchaser shall advise management of the Company as to the Purchaser's general plans to acquire any additional shares of Voting Stock, or rights thereto, reasonably in advance of any such acquisitions; provided, however, that if advance notice of acquisitions of Voting Stock, or rights thereto, in the open market is not reasonably practicable, notice of any such acquisition shall be made promptly following such acquisition. All of such Purchaser's purchases of Voting Stock shall be in compliance with applicable laws and regulations and the provisions of this Agreement.


                                   SECTION 8

                         Company Right of First Refusal

         8.1 Right of First Refusal. Prior to making any sale or transfer of Voting Stock of the Company pursuant to Section 7.6(v), each Purchaser shall give the Company the opportunity to purchase such Voting Stock in the following manner:

                 (a) The Purchaser shall give notice (the "Transfer Notice") to the Company in writing of such intention specifying the names of the proposed purchasers or transferees, the amount of Voting Stock proposed to be sold or transferred, the proposed price per share therefor (the "Transfer Price") and the other material terms upon which such disposition is proposed to be made.

                 (b) The Company shall have the right, exercisable by written notice given by the Company to the Purchaser within twenty (20) days after receipt of such Transfer Notice, to purchase all but not part (unless otherwise agreed) of the Voting Stock specified in such Transfer Notice for cash per share equal to the Transfer Price.

                 (c) If the Company exercises its right of first refusal hereunder, the closing of the purchase of the Voting Stock with respect to which such right has been exercised shall take place within ninety (90) days after the Company gives notice of such exercise, which period of time shall be extended if necessary to comply with applicable securities laws and regulations. Upon exercise of its right of first refusal, the Company and the Purchaser shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

                 (d) If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise, the Purchaser shall be free, during the period of 90 days following the expiration of such time for exercise, to sell the Voting Stock specified in such Transfer Notice on terms no less favorable to the Purchaser than the terms specified in such Transfer Notice. The transferee shall acquire such Voting Stock free from any of the provisions of this Agreement, provided, however, such Voting Stock shall be subject to any restrictions imposed under applicable securities laws and regulations.

         8.2 Tender Offer Sale. Prior to making any sale or exchange of Voting Stock pursuant to Section 7.6(vi)(2) in response to a tender or exchange offer, each Purchaser shall give the Company the opportunity to purchase such Voting Stock in the following manner:

                 (a) The Purchaser shall give notice (the "Tender Notice") to the Company in writing of such intention no later than ten (10) days prior to the latest time (as the same may be extended) by which Voting Stock must be tendered in order to be accepted pursuant to such offer or to qualify for any proration applicable to such offer (the "Tender Date"), specifying the amount of Voting Stock proposed to be tendered. For purposes hereof, a tender offer to purchase Voting Stock shall be deemed to be an offer at the price specified therein, without regard to any provisions thereof with respect to proration or conditions to the offeror's obligation to purchase (assuming such conditions are not impossible of performance when the offer is made, without giving effect to the Company's right of first refusal).

                 (b) If the Tender Notice is given, the Company shall have the right, exercisable by giving notice (the "Purchase Notice") to the Purchaser at least three (3) business days prior to the Tender Date, to purchase all but not part of the Voting Stock specified in the Tender Notice for cash. If the Company exercises such right by giving such notice, the closing of the purchase of such Voting Stock shall take place on the fifth business day after the tender offer is consummated, or such earlier time as the Company shall agree; provided that the Company's obligation to purchase such shares of Voting Stock following delivery of any Purchase Notice shall be contingent on consummation of the tender offer referred to in the corresponding Tender Notice. As a condition to the effectiveness of any exercise by the Company of its rights to purchase under this Section 8.2, at the time the Company delivers a Purchase Notice, it shall have provided for the payment to the Purchaser of the purchase price for such shares by an escrow of funds, letter of credit facility, bank guarantee or similar arrangement reasonably acceptable to the Purchaser. If the purchase price specified in the tender offer includes any property other than cash, the value of any property included in the purchase price, for purposes of determining the amount to be provided for by the Company pursuant to the preceding sentence only, shall be determined by a nationally recognized investment banking firm selected by the Company. Upon exercise of the right of first refusal (including provision for payment as described above), the Company and the Purchaser shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith, subject only to consummation of the tender offer referred to in the corresponding Tender Notice.

                 (c) The purchase price to be paid by the Company pursuant to this Section 8.2, if such tender offer is consummated, shall be the purchase price that the Purchaser would have received if it had tendered the Voting Stock purchased by the Company and all such Voting Stock had been purchased in such tender offer, including any increases in the price paid by the tender offeror after exercise by the Company of its right of first refusal hereunder. If the purchase price paid by the tender offeror includes any property other than cash, the value of such property shall be jointly determined by a nationally recognized investment banking firm selected by the Company and the Purchaser or, in the event such firms are unable to agree, a third nationally recognized investment banking firm to be selected by such two firms. The Company and the Purchaser shall use their best efforts to cause any determination of the value of any such property included in the purchase price to be made within two (2) business days after consummation of the tender offer. If the firms selected by the Company and the Purchaser are unable to agree upon the value of any such securities within such 2-day period, the firms shall promptly select a third firm whose determination shall be made promptly and shall be conclusive. The Company and the Purchaser shall each bear the cost of its own investment banking firm and shall share equally the costs of any third firm selected hereunder.

                 (d) If the Company does not exercise such right by giving such notice or fails to complete the purchase, then the

Purchaser shall be free to accept the tender offer with respect to which the Tender Notice was given.

         8.3 Assignment of Rights. In the event that the Company elects to exercise a right of first refusal under this Section 8, the Company may specify prior to closing such purchase another person as its designee to purchase all or part of the Voting Stock to which such notice relates. Any such designee shall be subject to the approval of the Purchaser proposing to sell or tender, as the case may be, any of its Shares, which approval shall not unreasonably be withheld. If the Company shall designate another person as the purchaser pursuant to this Section 8, the giving of notice of acceptance of the right of first refusal by the Company shall constitute a legally binding obligation of the Company to complete such purchase if such person shall fail to do so.


                                   SECTION 9

                                 Miscellaneous.

         9.1     Certain Definitions.  As used in this Agreement:

                 (a) The term "Total Voting Power of the Company" means the total number of votes which may be cast in the election of directors of the Company at any meeting of stockholders of the Company if all securities entitled to vote in the election of directors of the Company were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

                 (b) The term "Voting Stock" means the Common Stock and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency).

                 (c) The term "Significant Event" means (i) any proposed amendment to the Certificate of Incorporation or By-laws of the Company (other than a proposal to create an authorized class of Preferred Stock or increase the number of authorized shares of Common Stock or Preferred Stock, provided such creation or increase is not contrary to clauses (v) or (vi) of this
Section 9.1(c)), (ii) disposition of the Company (by way of merger, disposition of all or substantially all assets or otherwise), (iii) recapitalization, (iv) liquidation or dissolution, (v) any vote pursuant to any provision of law or the Company's Certificate of Incorporation or By-laws requiring or permitting stockholders to approve any business combination proposed by or with another person or its affiliates which have acquired a certain percentage of the Company's shares or to grant voting rights to such person or to waive or adopt provisions requiring such a vote, or (vi) any action, including a change in the size, structure or membership of the Company's Board of Directors which the Purchaser, in its sole discretion, determines would be materially adverse to the Purchaser's interest in the Company (other than actions contemplated by this Agreement).

                 (d) The term "Contingent Event" means the payment (including the incurrence of an unconditional obligation to make payment) by the Company of such consideration as may be agreed to acquire (whether by way of offer to purchase outstanding shares or statutory merger) a controlling position in Ingres Corporation.

                 (e) The term "Affiliate" means Sandra L. Kurtzig, including any family members or trusts for the benefit of such members, but only for so long as Ms. Kurtzig continues as a director or employee of the Company.

                 (f) "Average Market Price" of the Voting Stock at any date shall be the average, based on the 20 consecutive trading days ending on the trading date last preceding the date of determination of such price (the "Average"), of the closing prices for a share of such security on the principal national securities exchange on which such security is listed, or, if such security is not listed on any national securities exchange, the Average of the closing prices for a share of such security on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if such closing prices shall not be reported on NASDAQ, the Average of the mean between the closing bid and asked prices of a share of such security in such case as reported by The Wall Street Journal, or, if such prices shall not be so reported, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, the value as determined by a single nationally recognized investment banking firm jointly selected by the Company and the Purchaser or Purchasers. For this purpose, the parties shall use their best efforts to cause any determination of the value to be made within ten (10) business days after the date on which the value is to be measured. The determination by the investment banking firm selected in the manner set forth above shall be conclusive.

                 (g) The terms "beneficial ownership" or "beneficial owner" refer to the meaning of such terms as provided in Rule 13d-3 promulgated under the Exchange Act. References to the acquiring, holding or ownership of Voting Stock hereunder mean beneficial ownership.

                 (h) The term "group" shall have the meaning comprehended by Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

                 (i) The term "person" shall mean any person, individual, corporation, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

         9.2 Termination of Agreement. This Agreement may be terminated at any time:

                 (a) As to EDS, by the mutual consent of the Company and EDS, or as to HP, by the mutual consent of the Company and HP;

                 (b) As to either Purchaser, by the Company, if such Purchaser violates any of the covenants or agreements of the Purchaser under this Agreement; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this sentence unless it shall have delivered written notice of such default to the Purchaser and such default shall not have been cured within thirty (30) days after delivery of such notice;

                 (c) As to the Company, by either Purchaser, if the Company violates or fails to perform any of the covenants or agreements of the Company under this Agreement; provided, however, that the Purchaser may not terminate this Agreement pursuant to this sentence unless it shall have delivered written notice of such default to the Company and such default shall not have been cured within thirty (30) days after delivery of such notice;

                 (d) As to either of the Purchasers and the Company, by such Purchaser or the Company if the Closing shall not have taken place on or before December 31, 1990;

                 (e) As to either of the Purchasers and the Company, by the Company or such Purchaser if the Purchaser at any time after the Closing owns less than five percent (5%) of the Total Voting Power of the Company;

                 (f) As to either of the Purchasers, by such Purchaser in the event of the sale of all or substantially all of the Company's assets to another party, or other acquisition of the Company by another party in which 50% or more of the Voting Stock of the Company is sold or transferred to such party or an affiliate thereof;

                 (g) As to either of the Purchasers and the Company, by such Purchaser or the Company on or after August 31, 1997; and

                 (h) As to HP and the Company, by HP or the Company, if at the Closing HP does not purchase the HP Shares.

         9.3     Effect of Termination.

                 (a) From and after the termination of this Agreement, the covenants, obligations and agreements of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto; provided, however, that in the event of such termination, to the extent the terms thereof continue to be applicable, (i) the covenant of the Company and EDS set forth in the second sentence of Section 6.8 shall continue in full force and effect, and (ii) the obligations of the Purchasers as set forth in the letter agreements, as to HP dated July 6, 1990, and, as to EDS, dated June 25, 1990, shall continue in full force and effect.

                 (b)      In addition, notwithstanding the provisions of
Section 9.3(a), the rights and obligations of the parties set forth in the Registration Rights Agreement shall survive any termination of this Agreement.

         9.4 Best Efforts. The Company and each of the Purchasers shall use their respective best efforts to take all actions required under the HSR Act and under any law, rule or regulation adopted subsequent to the date hereto in order that the Company may sell the full amount of Shares to the Purchasers and the Purchasers may purchase the full amount of Shares and any Voting Stock it may wish to purchase in the future and to ensure that the conditions to the Closing set forth herein are satisfied on or before the scheduled date of such Closing.

         9.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as applied to contracts entered into solely between residents of, and to be performed entirely within, such state.

         9.6 Survival. The representations and warranties in Sections 2 and 3 of this Agreement shall survive any investigation made by the Purchasers or the Company.

         9.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by a party without the prior written consent of the other party; provided, however, that a Purchaser shall have the right, upon prior notice to the Company, to assign this Agreement to any Wholly Owned Subsidiary of such Purchaser.

         9.8 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         9.9 Notices and Dates. Any notice or other communication given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, postage prepaid, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto):

                 (a)      if to the Company, to it at:

                          2440 West El Camino Real
                          Mountain View, CA 94039-7640
                          Attn: General Counsel

                          with a copy to:

                          Douglas H. Collom, Esq.
                          Wilson, Sonsini, Goodrich & Rosati
                          Two Palo Alto Square
                          Palo Alto, CA 94306

                 (b)      if to EDS, to it at:

                          7171 Forest Lane
                          Dallas, TX 75230
                          Attn: President, Manufacturing and
                                Distribution Division

                          with a copy to:

                          General Counsel
                          Electronic Data Systems Corporation
                          7171 Forest Lane
                          Dallas, TX 75230

                 (c)      if to HP, to it at:

                          3000 Hanover Street
                          Palo Alto, CA 94304
                          Attn: Director, Corporate Development

                          with a copy to:

                          General Counsel
                          Hewlett-Packard Company
                          3000 Hanover Street
                          Palo Alto, CA  94304


All such notices and communications shall be effective when received by the addressee. In the event that any date provided for in this Agreement falls on a Saturday, Sunday or legal holiday, such date shall be deemed extended to the next business day.

         9.10    Brokers.

                 (a) The Company has not engaged, consented to or authorized any broker, finder or intermediary, except Unterberg Harris DeSantis ("UHD"), to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. All fees, commissions and other payments owing to UHD as a result of its or its employees' participation, negotiations, or other actions, taken in connection with this Agreement are the sole responsibility and obligation of the Company. The Company hereby agrees to indemnify and hold harmless each of the Purchasers from and against all fees, commissions or other payments owing to UHD or any other party acting on behalf of the Company hereunder.

                 (b) Neither of the Purchasers has engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Each of the Purchasers hereby agrees to indemnify and hold harmless the Company from and against all fees, commissions or other payments owing to any party acting on its behalf.

         9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         9.12 Injunctive Relief. Each of the Purchasers, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

         9.13 Attorneys' Fees. The prevailing party in any litigation between a Purchaser and the Company involving this Agreement or the Registration Rights Agreement shall be entitled to recover from the other party its reasonable attorneys' fees and costs.

         9.14 Costs and Expenses. Each party hereto shall pay its own costs and expenses incurred in connection herewith, including the fees of its counsel, auditors and other representatives, whether or not the transactions contemplated herein are consummated.

         9.15    No Third Party Rights.    Nothing in this Agreement shall
create or be deemed to create any rights in any person or entity not a party to this Agreement.

         9.16 Publicity. The Purchasers and the Company shall not, without the prior approval of each other party hereto, make or cause to be made any press release or other public statement concerning the transactions contemplated from time to time by this Agreement, except as and to the extent that any party hereto is so obligated by law or the regulations of any stock exchange or the NASD (but only after the Company or the Purchaser or Purchasers, as the case may be, shall have consulted with the other party in advance regarding the form and substance of such press release or public statement).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date aforesaid.


"COMPANY"                                 ASK COMPUTER SYSTEMS, INC.



                                          By: ________________________________
                                              Name:
                                              Title:

                                          Attest:

                                          By: ________________________________
                                              Name:
                                              Title:


"PURCHASERS"                              ELECTRONIC DATA SYSTEMS CORPORATION


                                          By: ________________________________
                                              Name:
                                              Title:


                                          HEWLETT-PACKARD COMPANY


                                          By:_________________________________
                                             Name:
                                             Title: